Exhibit 10.10

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR ANY APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES OR THE SALE IS MADE IN ACCORDANCE WITH AN EXEMPTION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$15,000,000.00	Date: November 16, 2001

FOR VALUE RECEIVED, the undersigned, TRX, Inc., a Georgia corporation (the “Company”), promises to pay to the order of Sabre Investments, Inc. (the “Holder”) at the offices of Holder located at 3150 Sabre Drive, Southlake, Texas 76092-2129, or at such other place as the Holder may designate in writing to the undersigned, in lawful money of the United States of America, and in immediately available funds, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000.00) (the “Principal Amount”), together with interest on the principal sum hereof from time to time outstanding hereunder (computed on the basis of a 360-day year for the actual number of days elapsed) from the date hereof until paid in full at a per annum rate equal to seven percent (7%).

1.	Payment

1.1 This Note is the Note referred to in that certain Senior Secured Convertible Note Purchase Agreement, dated as of the date hereof, by and between the Company and Holder (the “Note Purchase Agreement”).

1.2 The principal balance shall be payable on November 30, 2006 (“Maturity Date”), subject to the right of the Holder to demand earlier payment of a portion of such principal balance upon the conditions set forth in Exhibit A attached hereto and incorporated herein. The principal balance under this Note shall not be repaid prior to the Maturity Date without the prior written consent of the Holder.

1.3 Interest will be paid semi-annually, in arrears, with the first installment of interest due on May 30, 2002 and each subsequent interest payment due on six month anniversary of such date (unless such date is not a business day in which case the payment is due on the next succeeding business day) and on any other date on which the principal balance is due (whether by acceleration, maturity or otherwise) until the principal amount of this Note is paid in full.

1.4 Interest shall accrue on any amount past due hereunder at a rate equal to three percent (3%) per annum in excess of the interest rate otherwise payable hereunder. All such interest shall be due and payable on demand.

1.5 In no event shall the amount of interest due or payable under this Note exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is inadvertently paid by the undersigned or inadvertently received by the Holder, then such excess sum shall be credited as a payment of principal, unless the undersigned shall notify the Holder in writing that the undersigned elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the undersigned not pay and the Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the undersigned under applicable law.

1.6 THE COMPANY, AND THE HOLDER BY ACCEPTING THIS NOTE, EACH AGREE AND STIPULATE THAT THE ONLY CHARGE IMPOSED UPON THE UNDERSIGNED FOR THE USE OF MONEY IN CONNECTION WITH THIS NOTE IS AND SHALL BE THE INTEREST DESCRIBED IN THE FIRST PARAGRAPH HEREOF, AND FURTHER AGREE AND STIPULATE THAT ALL OTHER CHARGES IMPOSED BY THE HOLDER ON THE COMPANY IN CONNECTION WITH THIS NOTE, ALL DEFAULT CHARGES, LATE CHARGES, AND REASONABLE ATTORNEYS’ FEES, ARE CHARGES MADE TO COMPENSATE THE HOLDERS FOR UNDERWRITING OR ADMINISTRATIVE SERVICES AND COSTS OR LOSSES PERFORMED OR INCURRED, AND TO BE PERFORMED OR INCURRED, BY THE HOLDER IN CONNECTION WITH THIS NOTE AND SHALL UNDER NO CIRCUMSTANCES BE DEEMED TO BE CHARGES FOR THE USE OF MONEY PURSUANT TO OFFICIAL CODE OF GEORGIA ANNOTATED SECTION 7-4-2 OR SECTION 7-4-18. ALL CHARGES OTHER THAN CHARGES FOR THE USE OF MONEY SHALL BE FULLY EARNED AND NONREFUNDABLE WHEN DUE.

2.	Conversion

2.1 Subject to the provisions of this Section, at the option of the Holder, all of the outstanding principal amount plus any accrued and due but unpaid interest under this Note may be converted, in whole, at any time on or before the Maturity Date, into shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), at the Conversion Price, determined as provided below, provided, however, if prior to such conversion the Company shall issue any other class or series of capital stock (the “Senior Stock”), Holder, at its option, may elect to convert all of the outstanding principal amount plus any accrued and due but unpaid interest under this Note into shares of the Senior Stock on the terms and conditions as set forth herein.

2.2 Upon conversion of this Note, the Holder shall be entitled to receive one share of Common Stock for each eleven dollars and three cents ($11.03) of principal and accrued and due but unpaid interest through the Conversion Date (“Conversion Price”). As payment of accrued and unpaid but not yet due interest, at the election of the Company the Holder shall be entitled to receive either (a) a number of shares of Common Stock equal to such amount of interest divided by the Conversion Price, or (b) a cash amount equal to such amount of interest. No fractional shares of Common Stock shall be issued upon the conversion of this Note. Instead of a fraction of a share of Common Stock which would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fraction of a share of Common Stock in an amount equal to the same fractional interest of the Conversion Price. The Company shall pay all taxes and other charges in respect of the issuance of shares of Common Stock to the Holder upon such conversion.

2.3 In the case that the Company shall, after the date hereof, issue or enter into an agreement to issue additional shares of Common Stock, or securities convertible into Common Stock (except for (i) shares of capital stock issued upon conversion of any shares of the Company’s preferred stock, (ii) shares of capital stock issued or issuable pursuant to options, or purchase agreements, warrants, capital appreciation rights, calls, convertible shares, convertible debt securities or other rights to acquire the Company’s authorized and unissued capital stock which are outstanding on the date hereof, (iii) shares issued pursuant to options granted under the Company’s option plan after the date hereof so long as the exercise price of such options is greater than $5.51, (iv) shares of Common Stock issued pursuant to a subdivision of the Common Stock or stock dividend pursuant to which the number of shares for which this Note is convertible and the purchase price therefore are adjusted pursuant to Section 2.7 hereof, or (v) shares of capital stock issued pursuant to the exchange, conversion or exercise of any securities convertible into Common Stock that have previously been incorporated into computations hereunder) at a purchase price per share for which Common Stock is issuable is less than the Conversion Price then in effect (the “Dilutive Purchase Price”), the Conversion Price then in effect shall become the Dilutive Purchase Price. Promptly after any adjustment in the Conversion Price pursuant to this Section 2.3, the Company shall give written notice to the Holder of the Conversion Price following such adjustment, together with a schedule of computations of such adjustment.

2.4 In order to exercise the right of conversion pursuant to Section 2.1 above, the Holder shall give written notice to the Company that the Holder has elected to convert this Note. Following receipt of such conversion notice, the Holder shall surrender this Note to the Company at its principal office. Upon receipt of the Note so surrendered by the Holder, the Company shall issue and deliver to the Holder the certificate or certificates or other document evidencing the shares of Common Stock issuable on such conversion. Such conversion shall be deemed to have been effected at the close of business on the date of surrender of the Note to the Company (the “Conversion Date”) and at such time all rights of the Holder under this Note shall cease and the Holder shall be deemed to have become a holder of record of the shares of Common Stock of the Company into which this Note was converted.

2.5 On the Conversion Date, the Secretary of the Company shall deliver to the Holder a certificate executed by the Secretary, dated as of the Conversion Date, certifying that the representations and warranties contained in Section 3 of the Note Purchase Agreement are true and correct in all material respects as of the Conversion Date.

2.6 In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to the Holder, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

2.7 Anti-Dilution Adjustments.

(a) If the Company shall at any time subdivide the outstanding shares of Common Stock or effect a forward stock split by issuing stock dividends, then the number of shares of Common Stock for which this Note is convertible immediately prior to that subdivision (the “Number of Note Shares”) shall be proportionately increased and the purchase price therefor proportionately decreased, and if the Company shall at any time combine the outstanding shares of Common Stock, then the Number of Note Shares shall be proportionately decreased and the purchase price therefor proportionately increased. Any adjustment under this Section 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) If the Common Stock issuable on conversion of this Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), then the Holder of this Note shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the Holder would have become entitled to receive but for such change, that number of shares of such other class or classes of stock which is equivalent to the number of shares of Common Stock that would have been subject to receipt by the Holder on conversion of this Note immediately prior to that change.

(c) If at any time there shall be a capital reorganization of the Company’s Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Note) or merger or consolidation of the Company with or into another corporation, or the sale of the Company’s properties and assets as, or substantially as, an entirety to any other person or association, then as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Holder of this Note shall thereafter be entitled to receive upon conversion of this Note, the number of shares of stock or other securities or property of the Company, or of the successor corporation or other person resulting from such merger or consolidation, to which a Holder of the Common Stock deliverable upon conversion of this Note would have been entitled on such capital reorganization, merger, consolidation, or sale if this Note had been converted immediately prior to that reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Note with respect to the rights of the Holder after the reorganization, merger, consolidation, or sale to the end that the provisions of this Note (including adjustment of the Number of Note Shares then in effect) shall be applicable after that event in a manner as nearly equivalent as may be practicable.

3.	Priority of Obligations under this Note

3.1 The unpaid principal of and interest on this Note and all other obligations of the Company of any kind whatsoever under or in respect of this Note (the “Senior Obligations”) are hereby expressly senior and preferred in right of payment to all indebtedness and securities of the Company or guaranteed by the Company now or hereafter arising and the Company shall not incur or guarantee any indebtedness unless such instruments representing such indebtedness expressly subordinates such indebtedness to the Senior Obligations.

3.2 Notwithstanding the foregoing Section 3.1 or anything else set forth in this Note, the Holder acknowledges and agrees that, if the Company’s pre-tax Fixed Charge Ratio (as defined below) is 1.5 or greater prior to closing of a credit facility for working capital (the “Working Capital Facility”), and the Company’s Maximum Leverage Ratio (as defined below) is 3.0 or less prior to closing of a Working Capital Facility, then Holder shall not unreasonably withhold or delay consent for the Company to enter into such Working Capital Facility with any other lender (the “Working Capital Lender”) in an amount not to exceed the lesser of (a) 85% of eligible accounts receivable or (b) $5,000,000 and to be secured by a first priority security interest in the accounts receivable of the Company and its subsidiaries and that, in connection with any such Working Capital Facility, the Working Capital Lender may be granted a senior security and superior interest in the Company’s and its subsidiaries’ accounts receivables to the security interest in such accounts receivable granted to the Holder pursuant to the Security Agreement and the Subsidiary Security Agreement; provided, however, that if the Company’s pre-tax Fixed Charge Ratio and Maximum Leverage Ratio is not maintained as provided in this section subsequent to Holder’s consent, then the Company’s balance on the Working Capital Facility must be maintained at zero until such time as the ratios are again achieved. The Company will provide to Holder a quarterly calculation of the pre-tax Fixed Charge Ratio and the Maximum Leverage Ratio within 30 days of the close of each quarter if the balance of the Working Capital Facility is greater than zero. In no event shall the Company be permitted to enter into such Working Capital Facility without the consent of the Holder.

As used herein Fixed Charge Ratio means a ratio for which the numerator shall be pretax income from continuing operations plus interest expense plus gross rents and the denominator shall be gross interest expense plus gross rents. Pretax income from continuing operations for purposes of determining the Fixed Charge Ratio, as of any date for the trailing twelve month period ending on such date with respect to the Company on a consolidated basis, shall mean pretax income from continuing operations as determined in accordance with GAAP (as defined below). Interest expense for purposes of determining the Fixed Charge Ratio, as of any date for the trailing twelve month period ending on such date with respect to the Company on a consolidated basis, shall mean interest expense as determined in accordance with GAAP.

Gross rents for purposes of determining the Fixed Charge Ratio, as of any date for the trailing twelve month period ending on such date with respect to the Company on a consolidated basis, shall mean gross operating rent expense before subtracting sublease income as determined in accordance with GAAP.

Gross interest expense for purposes of determining the Fixed Charge Ratio, as of any date for the trailing twelve month period ending on such date with respect to the Company on a consolidated basis, shall mean interest expense before subtracting capitalized interest as determined in accordance with GAAP less non-cash interest expense associated with the warrants issued pursuant to this Agreement. Determination of gross interest expense would not be netted against interest income.

As used herein Maximum Leverage Ratio means a ratio for which the numerator shall be total funded debt and the denominator shall be EBITDA. Total funded debt for purposes of determining the Maximum Leverage Ratio shall mean, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements relating to property purchased (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations issued or assumed as the deferred purchase price of property or services purchased (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof), (e) the principal portion of all obligations under Capitalized Leases, (f) all support obligations with respect to funded debt of another entity, (g) the maximum available amount of all standby letters of credit or acceptances or bank guarantees issued or created for the account of such Person (excluding all performance standby letters of credit and performance bank guarantees), (h) all funded debt secured by a Lien on any property, whether or not such funded debt has been assumed, provided that for purposes hereof the amount of such funded debt shall be limited to the lesser of (A) the amount of such funded Debt as to which there is recourse to such property and (B) the fair market value of the property which is subject to such Lien, (i) the outstanding attributed principal amount under any securitization transaction, and (j) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which the Company is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The funded debt shall include the funded debt of any partnership or joint venture in which the Company is a general partner or joint venturer, but only to the extent to which there is recourse to the Company for the payment of such funded debt. EBITDA for purposes of calculating the Maximum Leverage Ratio shall mean, as of any date for the trailing twelve month period ending on such date with respect to the Company on a consolidated basis, the sum of (i) Net Income, plus (ii) an amount which, in the determination of Net Income, has been deducted for (A) interest expense, (B) total federal, state, local and foreign income taxes and (C) depreciation and amortization expense, all as determined in accordance with GAAP.

“Capitalized Lease” shall mean any lease of property (whether real, personal, tangible, intangible or mixed) by the Company as the lessee which at the time would be capitalized on a balance sheet of the Company prepared in accordance with GAAP.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the accounting principles board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

4.	Intentionally Left Blank

5.	Events of Default

5.1 Each of the following conditions or events shall constitute an event of default under this Note (“Event of Default”):

(a) failure of the Company to pay any principal, interest or other amount due hereunder when due and such default is not cured within five business days, or the Company shall in any way fail to comply with the other terms, covenants or conditions contained in this Note, the Note Purchase Agreement, that certain Security Agreement, dated as of the date hereof, between the Company and the Holder, that certain Rights Agreement, dated as of the date hereof (the “Rights Agreement”), between the Company and the Holder, that certain Security Agreement, dated as of the date hereof, between Arthur H. Ltd., TRX Fulfillment Services, LLC and TRX Technology Services, L.P. (collectively, the “Guarantors”) and the Holder, that certain Guaranty, dated as of the date hereof executed by the Guarantors, in favor of the Holder or that certain Pledge Agreement, dated as of the date hereof between the Company, TRX Fulfillment Services, LLC, Travel Technology, LLC and the Holder (collectively, the “Transaction Documents”) and such failure is not cured within thirty days after the earlier of (i) the Company’s receipt of written notice of such failure or (ii) the Company’s actual knowledge of such failure;

(b) any written representation or warranty made by the Company to the Holder in the Note Purchase Agreement shall prove to have been incorrect or misleading in any material respect when made;

(c) an event of default shall have occurred and be continuing under any document, instrument, contract or agreement (i) evidencing or securing indebtedness of the Company, the Guarantors or any other material wholly-owned U.S. subsidiary of the Company (collectively with the Guarantors, the “Subsidiaries”) or any subsidiary of the Company for borrowed money or (ii) material to the financial condition of the Company, provided that the foregoing shall not constitute an Event of Default under this Note if (A) such event of default does not have a materially adverse effect on the overall business or financial condition of the Company and its subsidiaries, taken as a whole, or (B) such event of default was intentionally performed by the Company for legitimate business reasons and the Holder has previously consented in writing to such action, provided that such consent shall not be unreasonably withheld;

(d) a final judgment or order for the payment of money, or any final order granting equitable relief, shall be entered against the Company or any Subsidiary and such judgment or order has or will have a materially adverse effect on the financial condition of the Company and its Subsidiaries;

(e) a warrant, writ of attachment, levy or other similar process shall be issued against any property of the Company or any Subsidiary;

(f) the Company or any Subsidiary shall (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to, pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) make a conveyance fraudulent as to creditors under any state or federal law; or

(g) a case or other proceeding shall be commenced against the Company or any Subsidiary in any court of competent jurisdiction seeking (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts or (b) the appointment of a trustee, receiver, custodian, liquidator or the like for the Company or any Subsidiary or all or any substantial part of the assets, domestic or foreign, of the Company or any Subsidiary.

5.2 Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clause (f) or (g) of the definition thereof), the loan and the Company’s other obligations hereunder, at the option of the Holder, and without demand may be immediately declared, and upon notice and demand to the Company shall immediately become in default and due and payable and the Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise. Upon the occurrence of an Event of Default described in clause (f) or (g) of the definition thereof, the loan and the Company’s other obligations hereunder, without demand or notice of any kind, shall immediately become in default and due and payable and the Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise.

5.3 The Company shall pay all expenses incurred by the Holder in the collection of this Note, including, without limitation, the reasonable fees and disbursements of legal counsel to the Holder, if this Note is collected by or through an attorney-at-law.

5.4 An Event of Default shall not be deemed to be in existence or to have occurred for any purpose of this Note if the Holder of this Note shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction. No waiver or statement of satisfactory cure pursuant to this Section 5.4 shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure pursuant to this Section 5.4 shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure or impair any of rights of the Holder upon the occurrence thereof.

5.5 The Company hereby waives (a) all presentments, demands for performance, notice of nonperformance (except to the extent specifically required by the provisions hereof), (b) any requirement of diligence or promptness on the part of the holder of this Note or the Shares in the enforcement of its rights under this Note, (c) except to the extent required by other provisions of this Note, any and all notices of every kind and description which may be required to be given by any statute or rule of law, and (d) any defense of any kind which it may now or hereafter have with respect to its liability under this Note.

6.	Miscellaneous

6.1 Any notice, demand, request, waiver or other communication required by any provision of this Note shall be in writing and may be delivered by personal service, sent by facsimile with confirmation of receipt, sent by a nationally recognized overnight delivery services or sent by registered or certified mail, return receipt requested, with postage thereon fully repaid. All such communications shall be addressed as follows:

To the Company:	TRX, Inc. 6 West Druid Hills Drive Atlanta, Georgia 30329 Attn: Chief Financial Officer

With a copy to:	Long Aldridge & Norman LLP 303 Peachtree Street, Suite 5300 Atlanta, Georgia 30308 Attention: Jeffrey K. Haidet, Esq.

To the Holder:	Sabre Investments, Inc. 3150 Sabre Drive Southlake, Texas 76092-2129 Attention: James E. Murphy, Treasurer James F. Brashear, Corporate Secretary

With a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Attention: W. Thomas Carter, Esq.

If to BCD:	BCD Technology SA 27, Avenue Monterey L-2163 Luxembourg

With a copy to:	BCD Holdings Utrechtseweg 67 3704 HB Zeist The Netherlands Attention: G. L. Boel

With a copy to:	BCD Technology SA c/o WorldTravel BTI 1055 Lenox Park Boulevard, 4th Floor Atlanta, Georgia 30319 Attention: Chief Executive Officer

If to Hogg:	Hogg Robinson Holdings BV Abbey House 282 Farnborough Road Farnborough, Hampshire GU14 7NJ c/o Hogg Robinson plc Attention: Chief Executive Officer

6.2 This Note, as such, shall not entitle the Holder to any rights as a shareholder of the Company. This Note shall not abrogate, abridge, limit or impair such other rights, privileges, limitations and remedies which may be available to the Holder by virtue of its status as a shareholder of the Company, including, but not limited to, those available under the Company’s Articles of Incorporation,

Bylaws, Rights Agreement, Note Purchase Agreement, or other written agreement to which the Company and the Holder may be a party.

6.3 No failure or delay on the part of any party to this Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided under law.

6.4 Any terms of this Note (including, without limitation, the Maturity Date, the rate of interest and the conversion features) may be waived or modified only in writing, signed by the Company, and the Holder.

6.5 The Company shall pay all future expenses of the Holder in connection with: (a) the negotiation, preparation, delivery and execution of any waiver, amendment or consent to this Note; (b) any restructuring or refinancing of the transactions contemplated by this Note; (c) the collection or enforcement of the obligations of the Company under this Note, including the reasonable fees and disbursements of counsel to the Holder if such enforcement or collection is done by, through or with the assistance of an attorney; (d) the exercise by the Holder of any right or remedy granted it under this Note, including the reasonable fees and disbursements of counsel to the Holder if such exercise is done by, through or with the assistance of any attorney; (e) the reasonable costs and expenses incurred by the Holder in gaining possession of, maintaining, handling, preserving, storing, shipping, appraising, selling or advertising to sell any collateral, whether or not a sale is consummated; and (f) to the extent not already covered by any of the preceding subsections, any bankruptcy or other proceeding, and the fees and disbursements of counsel to the Holder incurred in the representation of the Holder in any matter relating to or arising out of any such proceeding.

6.6 THE COMPANY, AND THE HOLDER BY ACCEPTING THIS NOTE, EACH ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY BETWEEN THE COMPANY AND THE HOLDER WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT. ACCORDINGLY, THE HOLDER AND THE COMPANY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST THE COMPANY OR THE HOLDER ARISING OUT OF THIS NOTE.

THE COMPANY, AND THE HOLDER BY ACCEPTING THIS NOTE, HEREBY AGREE THAT THE FEDERAL COURT OF THE NORTHERN DISTRICT OF GEORGIA OR, AT THE OPTION OF THE HOLDER AND THE COMPANY, ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA SHALL HAVE NONEXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY AND THE HOLDER PERTAINING DIRECTLY OR INDIRECTLY TO THIS NOTE. EACH OF THE COMPANY AND THE HOLDER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS, HEREBY WAIVING PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREEING THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED ADDRESSED TO THE COMPANY OR THE HOLDER AT THE ADDRESS OF THE COMPANY OR THE HOLDER SET FORTH BELOW ITS SIGNATURE HERETO. SHOULD THE COMPANY OR THE HOLDER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY DAYS AFTER THE MAILING THEREOF, IT SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS PRAYED FOR IN SUCH SUMMONS,

COMPLAINT, PROCESS OR PAPERS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE HOLDER OR THE ENFORCEMENT BY THE HOLDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION. FURTHER, THE COMPANY HEREBY WAIVES THE RIGHT TO ASSERT THE DEFENSE OF FORUM NON CONVENIENS AND THE RIGHT TO CHALLENGE THE VENUE OF ANY COURT PROCEEDING.

THE COMPANY AGREES THAT ALL OF ITS PAYMENT OBLIGATIONS HEREUNDER SHALL BE ABSOLUTE, UNCONDITIONAL AND, FOR THE PURPOSES OF MAKING PAYMENTS HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM OTHER THAN CLAIMS ARISING OUT OF THE TRANSACTION DOCUMENTS.

THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF.

6.7 THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

6.8 This Note shall be binding upon the successors and assigns of the Company. The Holder of this Note may not assign or transfer this Note to any person or entity without the prior written consent of the Company; provided, however, that the Holder may transfer this Note to any Affiliate of Holder other than Travelocity.com L.P. or its successors, assigns or direct or indirect wholly-owned subsidiaries without the prior written consent of the Company. For purposes of this Note, the term “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act of 1933, as amended.

6.9 Right of First Offer. Subject to compliance with applicable laws, Holder may transfer the Note and all rights hereunder in the event BCD Technology S.A. (“BCD”) and its Affiliates in the aggregate no longer own at least 51% of the capital stock of the Company as follows:

a. In the event that Sabre desires to assign or transfer in whole or in part this Note and rights hereunder (the “Sabre Offered Note”), unless a transfer is permitted pursuant to Section 6.8, Sabre agrees to first give written notice to BCD and Hogg Robinson Holdings BV (“Hogg”) (the “Sabre First Offer Notice”) of its intent to sell the Sabre Offered Note, and to negotiate with BCD and Hogg in good faith the price and corresponding terms of the pro rata purchase by BCD and Hogg of the Sabre Offered Note. BCD and Hogg shall either jointly or individually provide Sabre with a proposal as to the final price and terms of such purchase by the forty-fifth (45) day after the Sabre First Offer Notice. In the event Sabre accepts a proposal from BCD and/or Hogg (such accepted proposal shall be the “Final Stakeholder Proposal”), each of BCD and Hogg shall have the right to participate pro rata in such purchase regardless of whether it was such party’s proposal that was accepted. In the event that either BCD or Hogg does not purchase its entire pro rata portion of the Sabre Offered Note, the other of BCD or Hogg shall be notified thereof and shall have three (3) days to agree and provide notice in writing to purchase all or part of the remaining Sabre Offered Note pursuant to the terms of the Final Stakeholder Proposal. In the event that thereafter, BCD and Hogg have not agreed to collectively purchase the entirety of the Sabre Offered Note, Sabre shall provide notice to the Company thereof and the Company shall have fifteen (15) days to agree and provide notice in writing to purchase such remaining amount pursuant to the terms of the Final Stakeholder Proposal. The transfer of the Sabre Offered Note to BCD, Hogg and the Company hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of this Agreement) pursuant to such documentation as BCD, Hogg and the Company, as applicable, shall reasonably require. The Company covenants and agrees that in the event of a pro rata purchase of the Sabre Offered Note by BCD and Hogg pursuant to this Section 6.9, the Company shall issue such individual Notes as necessary to effect such purchase.

b. In the event Sabre does not accept the joint or individual proposals from BCD and/or Hogg, Sabre shall notify BCD and Hogg in writing within fifteen (15) days after receipt of such proposals that their final price and terms have been rejected. In the event such proposal(s) are rejected, Sabre agrees to give written notice to the Company thereof (the “Rejection Notice”) and shall negotiate with the Company in good faith the price and corresponding terms of the purchase by the Company of the Sabre Offered Note. The Company shall provide Sabre with a proposal as to the final price and terms of such purchase (the “Final Company Proposal”) by the fifteenth (15) day after the Sabre Rejection Notice (the “Sabre Third Party Date”). In the event Sabre accepts the Final Company Proposal, the transfer of the Sabre Offered Note to the Company hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of this Agreement) pursuant to such documentation as the Company shall reasonably require. In the event Sabre does not accept the Final Company Proposal, Sabre shall notify the Company in writing within fifteen (15) days that its final price and terms have been rejected.

c. In the event Sabre rejects any and all proposals by BCD, Hogg and the Company as to the final price and terms for the purchase of the Sabre Offered Note, Sabre may sell the Sabre Offered Note to a third party or parties (the “Sabre Third Party Sale”); provided, however, that any Sabre Third Party Sale must be evidenced by a letter of intent which must be signed within six (6) months of the Sabre Third Party Date and the contemplated transaction must be completed within one (1) year of the Sabre Third Party Date. The Sabre Third Party Sale shall be for a price not less than 95% of the highest proposal as to the final price and terms offered by BCD and/or Hogg and the Company. In addition, the transfer of the Sabre Offered Note to the third party or parties may only be made as long as (i) the transfer does not have an adverse regulatory or legal effect on the Company or any subsidiary or related entity, and (ii) each transferee agrees in writing to be bound by the terms of this Agreement.

d. If the consideration offered by the third party or parties in the Sabre Third Party Sale involves property other than cash, for purposes of Section 6.9(c), such property shall be deemed to be cash in an amount equal to the Equivalent Value of the property. Sabre and the Company shall initially negotiate with each other to agree upon the Equivalent Value within thirty (30) days of the date of the letter of intent for such Sabre Third Party Sale. In the event that Sabre and the Company cannot reach an agreement on the Equivalent Value within such 30 day period, the Equivalent Value will be determined by two appraisers, one chosen and paid for by Sabre and one chosen and paid for by the Company. If the two appraisal values (the “Appraisal”) differ by 10% or less (such percentage difference to be computed by subtracting the lesser of the Appraisals from the greater of the Appraisals and dividing that difference by the greater of the Appraisals), then the Equivalent Value of the property shall equal the average of the two Appraisals. In the event that the Appraisals vary by more than 10%, a third appraiser shall be chosen by the initial two appraisers to conduct an independent appraisal of the property, and on the basis of that independent appraisal, the third appraiser shall, in the exercise of its own professional judgment, determine which of the two Appraisals is the most commercially reasonable, and that Appraisal shall be the Equivalent Value. The costs of such third Appraisal shall be borne by the Company.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Senior Secured Convertible Promissory Note as of the date and year first written above.

TRX, Inc.

By:	/s/ Norwood H. Davis, III
Name:	Norwood H. Davis, III
Title:	President & CEO

[CORPORATE SEAL]

Accepted and Agreed as of the date and year first above written by:

Sabre Investments, Inc.

By:	/s/ James E. Murphy
Name:	James E. Murphy
Title:	Treasurer

EXHIBIT A

1. At Sabre’s option, $5,250,000 of the principal amount shall become due and payable on demand if (i) the Company does not meet its Revenue and EBITDA projections for 2002 and 2003 and (ii) the fair value of the Company’s equity is less than $175 million as of 12/31/03. The Company is projecting Revenue of $78.2 in 2002 and $112.0 million in 2003 for a total revenue target of $190.2. The Company is projecting EBITDA of $4.0 million in 2002 and $13.0 million in 2003 for a total EBITDA target of $17.0 million.

2. Assuming $5.25 million of the principal amount has not become due and payable pursuant to subsection 4 below, at Sabre’s option, $3 million of the principal amount shall become due and payable on April 30, 2004, if the fair value of the Company’s equity is less than $175 million as of 12/31/03 and if (i) Revenue for the period from January 1, 2002 through December 31, 2003 is less than $171.0 million, but more than $133.0 million or (ii) EBITDA for the period from January 1, 2002 through December 31, 2003 is less than $15.3 million, but more than $11.9 million.

3. Assuming $5.25 million of the principal amount has not become due and payable pursuant to subsection 4 below, at Sabre’s option, $5.25 million of the principal amount shall become due and payable on April 30, 2004, if the fair value of the Company’s equity is less than $175 million as of 12/31/03 and if (i) Revenue for the period from January 1, 2002 through December 31, 2003 is less than $133.0 million or (ii) EBITDA for the period from January 1, 2002 through December 31, 2003 is less than $11.9 million.

4. At Sabre option, $5.25 million of the principal amount shall become due and payable on December 31, 2003, if (i) Revenue for the period from January 1, 2002 through September 30, 2003 is less than $100.0 million or (ii) EBITDA for the period from January 1, 2002 through September 30, 2003 is less than $9 million.

5. The calculation of EBITDA shall be consistent with past practice and in accordance with generally accepted accounting principles, as audited by the Company’s independent accountants. The revenue projection assumes no significant changes in the Company’s call center operations. The revenue target assumes no divestiture or outsourcing of the Company’s call center operations. In the event the Company divests or outsources some or all of its call center operations, the revenue target and the actual GAAP reported revenues would be adjusted to exclude the appropriate amount of call center revenues associated with the portion of divested or outsourced call center operations. The Revenue and EBITDA targets will also be adjusted appropriately to reflect changes in GAAP which may occur between closing of the transaction and the end of each measurement period. The Company shall cause its independent accountants to perform an audit of 2002 and 2003 by March 31, 2004.

TRX, INC.

FIRST AMENDMENT TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This First Amendment to Senior Secured Convertible Promissory Note (this “Amendment”) is made as of April 23, 2003, by and among TRX, Inc. a Georgia corporation (the “Company”), and Sabre Investments, Inc. (the “Holder”).

RECITALS

WHEREAS, the Company has issued a Senior Secured Convertible Promissory Note (the “Note) dated November 16, 2001 in the principal amount of fifteen million dollars ($15,000,000.00) to the Holder.

WHEREAS, the parties to this Amendment have agreed to modify the Note on the terms and conditions set forth herein;

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Exhibit A to the Note is hereby amended by deleting paragraph 2 in its entirety, without renumbering the other paragraphs therein.

2. Exhibit A to the Note is hereby further amended by deleting each reference therein to the year “2002”, “2003” or “2004” and replacing each such reference with a reference to the year “2003”, “2004” or “2005”, respectively, such that each date or year referenced in Exhibit A is extended by one year.

3. Upon execution and delivery of this Amendment by all parties to this Amendment referenced on the signature pages, this Amendment shall be effective as of the date set forth above.

4. The parties hereto agree that all of the terms and provisions of the Note and the other Transaction Documents (as defined in the Note) (including Schedules and Exhibits thereto) shall remain in full force and effect except as specifically amended by paragraphs 1 and 2 of this Amendment. All references in any Transaction Document to the Note shall henceforth include references to the Note, as modified and amended by this Amendment, and as it may, from time to time, be further amended or modified in accordance with the terms thereof.

5. This Amendment may be executed in My number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

6. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

IN WITNESS WHEREOF, the undersigned has executed and delivered this First Amendment to Senior Secured Convertible Promissory Note as of the date and year first written above.

Sabre Investments, Inc.

By:	/s/ James E. Murphy

Name:

Title:

[CORPORATE SEAL]

Accepted and Agreed as of the date and year first above written by:

TRX, Inc.

By:	/s/ Norwood H. Davis, III
Name:	Norwood H. Davis, III
Title:	President & CEO